The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 7, 2022

PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-236659 and 333-236659-01
Dated February     , 2022

JPMorgan Chase Financial Company LLC Capped Trigger GEARS

Linked to the Global X Lithium & Battery Tech ETF due on or about February 12, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Capped Trigger GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the Global X Lithium & Battery Tech ETF (the “Underlying”). If the Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing of 1.50, up to the Maximum Gain of between 37.25% and 40.25%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return is negative but the Final Value is less than the Downside Threshold (75% of the Initial Value), JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Value to the Final Value and could lose all of your principal amount. The closing price of one share of the Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features				Key Dates

❑  Enhanced Growth Potential Subject to Maximum Gain — At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying, up to the Maximum Gain of between 37.25% and 40.25%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Initial Value to the Final Value. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

					Trade Date[1]	February 7, 2022
					Original Issue Date (Settlement Date)[1]	February 10, 2022
					Final Valuation Date[2]	February 7, 2024
					Maturity Date[2]	February 12, 2024
					1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date
					2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Capped Trigger GEARS linked to the Global X Lithium & Battery Tech ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The return on the Securities is subject to, and will not exceed, the Maximum Gain. The Maximum Gain, Downside Threshold and Initial Value will be finalized on the Trade Date and provided in the pricing supplement. The actual Maximum Gain will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of that range.

Underlying	Upside Gearing	Maximum Gain	Initial Value	Downside Threshold	CUSIP	ISIN
Global X Lithium & Battery Tech ETF (Bloomberg ticker: LIT)	1.50	37.25% to 40.25%	•	75% of the Initial Value	48133A155	US48133A1557

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-II dated November 4, 2020 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public1		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Global X Lithium & Battery Tech ETF		$10.00		$0.20		$9.80

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.20 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming a Maximum Gain equal to the middle of the range listed above, the estimated value of the Securities would be approximately $9.475 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.10 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021470/crt_dp139324-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the Global X Lithium & Battery Tech ETF is a “Fund.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.
t	You believe the price of the Underlying will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).
t	You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.
t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
t	You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying.
t	You are willing and able to hold the Securities to maturity.
t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.
t	You understand and accept the risks associated with the Underlying.
t	You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.
t	You require an investment designed to provide a full return of principal at maturity.
t	You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.
t	You believe the price of the Underlying will decline over the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).
t	You seek an investment that has unlimited return potential without a cap on appreciation.
t	You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.
t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
t	You seek current income from your investment or prefer not to forgo dividends paid on the Underlying.
t	You are unwilling or unable to hold the Securities to maturity or seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Underlying.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Underlying:	Global X Lithium & Battery Tech ETF
Term[1]:	Approximately 2 years
Payment at Maturity (per $10 principal amount Security):

If the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

In this scenario, you will be exposed to the decline of the Underlying and you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return.

Underlying Return:	(Final Value – Initial Value) Initial Value
Upside Gearing:	1.50
Maximum Gain:	Between 37.25% and 40.25%. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 37.25%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Initial Value:	The closing price of one share of the Underlying on the Trade Date
Final Value:	The closing price[2] of one share of the Underlying on the Final Valuation Date
Downside Threshold:	75% of the Initial Value
Share Adjustment Factor[2]:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Underlying. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
1 See footnote 1 under “Key Dates” on the front cover
2 The closing price and the Share Adjustment Factor of the Underlying are subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

Investment Timeline
Trade Date	The Initial Value is observed. The Maximum Gain is determined.
Maturity Date

The Final Value and the Underlying Return are determined.

If the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

Under these circumstances, you will be exposed to the decline of the Underlying and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Underlying Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Value has not declined below the Downside Threshold. If the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will be exposed to the full decline of the Underlying and will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. The Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the front cover of this pricing supplement. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Underlying Return times the Upside Gearing is greater than the Maximum Gain.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of the Underlying is above the Downside Threshold. If you hold the Securities to maturity, JPMorgan Financial will repay your principal amount as long as the Final Value is not below the Downside Threshold. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying from the Initial Value to the Final Value. The contingent repayment of principal based on whether the Final Value is below the Downside Threshold applies only if you hold your Securities to maturity.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	The Probability That the Final Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below the Downside Threshold on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. However, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of principal.
t	Investing in the Securities Is Not Equivalent to Investing in the Underlying or the Equity Securities Held by the Underlying — Investing in the Securities is not equivalent to investing in the Underlying or the equity securities held by the Underlying. As an investor in the Securities, you will not have any ownership interest or rights in the Underlying or the equity securities held by the Underlying, such as voting rights, dividend payments or other distributions.

t	Your Return on the Securities Will Not Reflect Dividends on the Underlying or the Equity Securities Held by the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the Underlying or the equity securities held by the Underlying and received the dividends on the Underlying or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Value, which reflects the closing price of one share of the Underlying on the Final Valuation Date without taking into consideration the value of dividends on the Underlying or the equity securities held by the Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Maximum Gain.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the price of one share of the Underlying;
t	the time to maturity of the Securities;
t	the dividend rates on the Underlying and the equity securities held by the Underlying;
t	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Underlying;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlying

t	No Affiliation with the Underlying or the Issuers of the Equity Securities Held by the Underlying — We are not affiliated with the Underlying or, to our knowledge, the issuers of the equity securities held by the Underlying. We have not independently verified the information about the Underlying or the issuers of the equity securities held by the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying and the issuers of the equity securities held by the Underlying. We are not responsible for the public disclosure of information by the Underlying or the issuers of the equity securities held by the Underlying, whether contained in SEC filings or otherwise.
t	There Are Risks Associated with the Underlying — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the Securities.
t	The Performance and Market Value of the Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying’s Underlying Index as well as the Net Asset Value per Share — The Underlying does not fully replicate its Underlying Index (as defined under “The Underlying” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying the Underlying (such as mergers and spin-offs) may impact the variance between the performances of the Underlying and its Underlying Index.  Finally, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying.  As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.  For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.

t	Risks Associated with the Lithium Sector — All of the equity securities held by the Global X Lithium & Battery Tech ETF are issued by companies with business operations in lithium mining, exploration or a closely related activity or production of lithium batteries or a closely related activity (collectively, the “lithium sector”). As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The lithium sector is exposed to risks related to the chemicals industry, the exploration industry, the lithium-ion battery industry and the materials sector. The chemicals industry can be significantly affected by intense competition, product obsolescence, raw materials prices and government regulation, and can be subject to risks associated with the production, handling and disposal of hazardous components and litigation arising out of environmental contamination. The exploration and development of mineral deposits involve significant financial risks over a significant period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. Companies involved in the manufacturing of lithium-ion batteries are subject to the effects of price fluctuations of traditional and alternative sources of energy, developments in battery and alternative energy technology, the possibility that government subsidies for alternative energy will be eliminated and the possibility that lithium-ion technology is not suitable for widespread adoption. Companies in the materials sector are affected by commodity price volatility, exchange rates, import controls and worldwide competition. At times, worldwide production of industrial materials has exceeded demand, leading to poor investment returns or outright losses. Issuers in the materials sector are at risk of depletion of resources, technological progress, labor relations, governmental regulations and environmental damage and product liability claims. These factors could affect the lithium sector and could affect the value of the equity securities held by the Global X Lithium & Battery Tech ETF and the price of the Global X Lithium & Battery Tech ETF during the term of the Securities, which may adversely affect the value of your Securities.
t	Non-U.S. Securities Risk — The equity securities held by the Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
t	Emerging Markets Risk — The shares of the Global X Lithium & Battery Tech ETF have been issued by a non-U.S. company conducting its business in an emerging markets country (China). Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.
t	The Securities Are Subject to Currency Exchange Risk — Because the prices of the equity securities held by the Underlying are converted into U.S. dollars for purposes of calculating the net asset value of the Underlying, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Underlying trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Underlying denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Underlying will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
t	existing and expected rates of inflation;
t	existing and expected interest rate levels;
t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
t	political, civil or military unrest in the countries issuing those currencies and the United States; and
t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

t	Recent Executive Orders May Adversely Affect The Performance Of The Underlying — Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. If the issuer of any of the equity securities held by the Underlying is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Underlying. In addition, under these circumstances, each of the sponsor of the Underlying Index for the Underlying and the Underlying is expected to remove the equity securities of that company from that Underlying Index and the Underlying, respectively. Any changes to the composition of the Underlying in response to these executive orders could adversely affect the performance of the Underlying.
t	Risks Associated with the Energy Sector — All or substantially all of the equity securities held by the Underlying are issued by companies whose primary line of business is directly associated with the energy sector. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims. These factors could affect the energy sector and could affect the value of the equity securities held by the Underlying and the price of the Underlying during the term of the Securities, which may adversely affect the value of your Securities.
t	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of the Underlying for certain events affecting the Underlying, the calculation agent is not required to make an adjustment for every event that can affect the Underlying. If an event occurs that does not require the calculation agent to adjust the closing price of one share of the Underlying, the market value of your Securities and any payment on the Securities may be materially and adversely affected.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying, and assume a hypothetical Initial Value of $100, a hypothetical Downside Threshold of $90, a hypothetical Upside Gearing of 1.50 and a hypothetical Maximum Gain of 12.00%. The hypothetical Initial Value of $100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value and Downside Threshold will be based on the closing price of one share of the Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Upside Gearing is specified on the cover of this pricing supplement. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Upside Gearing, the Initial Value, the Downside Threshold and the Maximum Gain to be finalized on the Trade Date and provided in the pricing supplement and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
$200.00	100.00%	$11.200	12.00%
$190.00	90.00%	$11.200	12.00%
$180.00	80.00%	$11.200	12.00%
$170.00	70.00%	$11.200	12.00%
$160.00	60.00%	$11.200	12.00%
$150.00	50.00%	$11.200	12.00%
$140.00	40.00%	$11.200	12.00%
$130.00	30.00%	$11.200	12.00%
$120.00	20.00%	$11.200	12.00%
$110.00	10.00%	$11.200	12.00%
$108.00	8.00%	$11.200	12.00%
$106.00	6.00%	$10.900	9.00%
$104.00	4.00%	$10.600	6.00%
$102.00	2.00%	$10.300	3.00%
$100.00	0.00%	$10.000	0.00%
$95.00	-5.00%	$10.000	0.00%
$90.00	-10.00%	$10.000	0.00%
$89.99	-10.01%	$8.999	-10.01%
$80.00	-20.00%	$8.000	-20.00%
$70.00	-30.00%	$7.000	-30.00%
$60.00	-40.00%	$6.000	-40.00%
$50.00	-50.00%	$5.000	-50.00%
$40.00	-60.00%	$4.000	-60.00%
$30.00	-70.00%	$3.000	-70.00%
$20.00	-80.00%	$2.000	-80.00%
$10.00	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%

Example 1 — The price of the Underlying increases by 2% from the Initial Value of $100 to the Final Value of $102. Because the Upside Gearing of 1.50 times the Underlying Return of 2% is less than the Maximum Gain of 12.00%, JPMorgan Financial will pay you your principal amount plus a return equal to the Underlying Return times the Upside Gearing, resulting in a payment at maturity of $10.30 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)
$10.00 + ($10.00 × 2% × 1.50) = $10.30

Example 2 — The price of the Underlying increases by 10% from the Initial Value of $100 to the Final Value of $110. Because the Upside Gearing of 1.50 times the Underlying Return of 10% is greater than the Maximum Gain of 12.00%, JPMorgan Financial will pay you your principal amount plus a return equal to the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 12.00%) = $11.20

Example 3 — The price of the Underlying increases by 40% from the Initial Value of $100 to the Final Value of $140. Because the Upside Gearing of 1.50 times the Underlying Return of 40% is significantly greater than the Maximum Gain of 12.00%, JPMorgan Financial will pay you your principal amount plus a return equal to only the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 12.00%) = $11.20

Example 4 — The price of the Underlying decreases by 40% from the Initial Value of $100 to the Final Value of $60. Because the Underlying Return is -40% and the Final Value is less than the Downside Threshold, at maturity, JPMorgan Financial will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Underlying Return)
$10.00 + ($10.00 × -40%) = $6.00

If the Underlying Return is negative and the Final Value is less than the Downside Threshold, investors will be exposed to the negative Underlying Return at maturity, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Initial Value to the Final Value. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The Global X Lithium & Battery Tech ETF is an exchange-traded fund of Global X Funds®, a registered investment company, that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Lithium Index, which we refer to as the Underlying Index with respect to the Global X Lithium & Battery Tech ETF. The Solactive Global Lithium Index is a modified market capitalization-based index that is designed to track the performance of the largest and most liquid listed companies active in exploration and/or mining of lithium or the production of lithium batteries. For additional information about the Global X Lithium & Battery Tech ETF, see Annex A in this pricing supplement.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Underlying, based on daily closing prices of one share of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. The information given below is for the four calendar quarters in each of 2017, 2018, 2019, 2020 and 2021. Partial data is provided for the first calendar quarter of 2022. The closing price of one share of the Underlying on February 4, 2022 was $78.40. The actual Initial Value of the Underlying will be the closing price of one share of the Underlying on the Trade Date. We obtained the closing prices of one share of the Underlying above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2017	3/31/2017	$28.11	$24.79	$28.11
4/1/2017	6/30/2017	$30.08	$28.01	$29.02
7/1/2017	9/30/2017	$39.28	$29.02	$37.41
10/1/2017	12/31/2017	$40.69	$37.32	$38.76
1/1/2018	3/31/2018	$41.08	$32.54	$32.98
4/1/2018	6/30/2018	$34.81	$32.18	$32.52
7/1/2018	9/30/2018	$33.69	$30.98	$32.95
10/1/2018	12/31/2018	$33.25	$26.49	$26.98
1/1/2019	3/31/2019	$30.42	$26.26	$28.30
4/1/2019	6/30/2019	$29.46	$24.60	$26.09
7/1/2019	9/30/2019	$26.80	$22.61	$24.37
10/1/2019	12/31/2019	$27.66	$23.53	$27.34
1/1/2020	3/31/2020	$33.61	$18.13	$21.71
4/1/2020	6/30/2020	$32.74	$20.32	$31.65
7/1/2020	9/30/2020	$40.85	$31.86	$40.05
10/1/2020	12/31/2020	$62.31	$40.07	$61.89
1/1/2021	3/31/2021	$74.31	$55.15	$58.46
4/1/2021	6/30/2021	$72.46	$58.04	$72.46
7/1/2021	9/30/2021	$87.02	$72.05	$81.96
10/1/2021	12/31/2021	$96.31	$78.69	$84.44
1/1/2022	2/4/2022*	$85.93	$74.80	$78.40

*As of the date of this pricing supplement, available information for the first calendar quarter of 2022 includes data for the period from January 1, 2022 through February 4, 2022. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2022.

The graph below illustrates the daily performance of the Underlying from January 3, 2012 through February 4, 2022, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold of $58.80, equal to 75% of the closing price of one share of the Underlying on February 4, 2022. The actual Downside Threshold will be based on the Initial Value and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Underlying on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Annex A — The Global X Lithium & Battery Tech ETF

All information contained in this pricing supplement regarding the Global X Lithium & Battery Tech ETF (the “LIT ETF”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by Global X Funds® (the “Global X Trust”) and Global X Management Company LLC (“Global X Management”). Global X Management is currently the investment adviser to the LIT ETF.

The LIT ETF is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “LIT.”

The LIT ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Lithium Index. For more information about the Solactive Global Lithium Index, see “— The Solactive Global Lithium Index” below.

Global X Management uses a “passive” or indexing approach to try to achieve the LIT ETF’s investment objective. The LIT ETF generally will use a replication strategy. A replication strategy is an indexing strategy that involves investing in the securities of the Solactive Global Lithium Index in approximately the same proportions as in the Solactive Global Lithium Index. However, the LIT ETF may utilize a representative sampling strategy with respect to the Solactive Global Lithium Index when a replication strategy might be detrimental or disadvantageous to shareholders of the LIT ETF, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the Solactive Global Lithium Index, in instances in which a security in the Solactive Global Lithium Index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the LIT ETF but not the Solactive Global Lithium Index.

Tracking error is the divergence of the LIT ETF’s performance from that of the Solactive Global Lithium Index. Tracking error may occur because of differences between the securities and other instruments held in the LIT ETF’s portfolio and those included in the Solactive Global Lithium Index, pricing differences (including differences between a security’s price at the local market close and the LIT ETF’s valuation of a security at the time of calculation of the LIT ETF’s net asset value), transaction costs incurred by the LIT ETF, the LIT ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Solactive Global Lithium Index or the costs to the LIT ETF of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the LIT ETF incurs fees and expenses, while the Solactive Global Lithium Index does not. Exchange-traded funds that track indices with significant weights in emerging markets issuers may experience higher tracking error than other exchange-traded funds that do not track such indices.

The Global X Trust is a registered investment company that consists of numerous separate investment portfolios, including the LIT ETF. Information provided to or filed with the SEC by the Global X Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov.

The Solactive Global Lithium Index

All information contained in this pricing supplement regarding the Solactive Global Lithium Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). The Solactive Global Lithium Index is calculated, maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue publication of, the Solactive Global Lithium Index.

The Solactive Global Lithium Index is reported by Bloomberg L.P. under the ticker symbol “SOLLIT.”

The Solactive Global Lithium Index is a modified market capitalization-weighted index that is designed to track the performance of the largest and most liquid listed companies active in exploration and/or mining of lithium or the production of lithium batteries. The Solactive Global Lithium Index has a base date of September 7, 2010 and a base value of 100.

Composition of the Solactive Global Lithium Index

Index Universe Requirements

The Solactive Global Lithium Index is reconstituted once a year on the last business day in October. The composition of the Solactive Global Lithium Index is determined on the business day that is ten business days before the last weekday in October (the “Selection Day”). On each Selection Day, Solactive defines the index universe for the Solactive Global Lithium Index as the companies that fulfill the following conditions:

1.	Listing on a regulated stock exchange in the form of shares tradable for foreign investors without restrictions, including stocks listed on the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect;
2.	Business operations in lithium mining, exploration or a closely related activity (“lithium mining companies”) or production of lithium batteries or a closely related activity (“lithium battery companies”), in which significant revenues are expected to be generated or generated either from a relative (i.e. in terms of the company’s total revenues) or absolute (i.e. in terms of the absolute size of the revenues, “non-pure play company”) point of view;

3.	Free float market capitalization of at least US$50 million for companies that are not in the Solactive Global Lithium Index as of the Selection Day, and US$25 million for companies that are in the Solactive Global Lithium Index as of the Selection Day; and
4.	Average daily traded value over all national exchanges within the listed country of at least US$200,000 in the last three months for companies that are not in the Solactive Global Lithium Index as of the Selection Day, and US$100,000 for companies that are in the Solactive Global Lithium Index as of the Selection Day. However, the Index Committee (as defined below) may decide to include companies in the index universe which do not fulfil the liquidity criterion.

Selection of Index Components

Based on the index universe, the initial composition as well as ongoing adjustments of the Solactive Global Lithium Index are determined on the Selection Day in accordance with the following rules:

1.	The companies in the index universe are ranked according to their free float market capitalization, which is the market value of shares of a company that are in circulation, expressed in USD. The company with the largest free float market capitalization is assigned rank number 1, the company with the second-largest free float market capitalization is assigned rank number 2, and so on. Companies are selected for the Solactive Global Lithium Index in the order of highest rank to lowest rank (for the avoidance of doubt, rank number 1 is higher than rank number 2).
2.	The minimum number of securities reflected in the Solactive Global Lithium Index (the “Index Components”) is 20 and the maximum number of Index Components is 40. The Index Committee may decide to increase the maximum number of Index Components on a Selection Day. In case the rank assigned to a company that is currently an Index Component on a Selection Day is not sufficient to be selected as an Index Component, it will only be removed from the Solactive Global Lithium Index if its rank exceeds the maximum number of Index Components by more than ten ranks. The company with the lowest rank that is selected as an Index Component but that is not currently an Index Component on the Selection Day is not included in the Solactive Global Lithium Index in this case.
3.	If the number of Index Components is above 20, the Index Committee may decide to limit the number of non-pure play companies in the Solactive Global Lithium Index in order to ensure appropriate representation of lithium mining companies and lithium battery companies (collectively, the “lithium sector”) in the Solactive Global Lithium Index.
4.	If the number of companies that meet all the average daily traded value criterion is smaller than the minimum number of Index Components, companies that are currently in the Solactive Global Lithium Index will only be excluded if they have a significant number of non-trading days.
5.	The number of Index Components listed on either the Shanghai-Hong Kong Stock Connect or the Shenzhen-Hong Kong Stock Connect is capped at 30% of the number of Index Components. This means that, if there are 40 Index Components, only 12 Index Components can be listed on either the Shanghai-Hong Kong Stock Connect or the Shenzhen-Hong Kong Stock Connect. If the cap would result in a remainder, the number of components is rounded down to the closest integral number of Index Components, e.g. 11.7 would be rounded down to 11 Index Components.

The new index composition is valid starting on the last business day in October (the “Adjustment Day”).

In addition, once a year on the business day that is ten business days before the last business day in April (the “Review Day”), Solactive reviews the existing Index Components to confirm that they continue to satisfy the free float market capitalization, lithium sector and average daily traded value eligibility criteria listed above. If any Index Component fails to satisfy one or more of these eligibility criteria, it will be removed from the Solactive Global Lithium Index and the weight of the Index Component will be redistributed pro-rata to the remaining Index Components. The updated index composition is valid starting on the last business day in April (the “Review Adjustment Day”).

Weighting of Index Components

On each Selection Day and Review Day (each an “Evaluation Day”), each Index Component is weighted proportionally according to its free float market capitalization, subject to the following:

1.	The percentage weight of an Index Component that is a lithium mining company is capped at 20%. The percentage weight of an Index Component that is a lithium battery company is capped at 4.75%. The collective percentage weight of all Index Components with a percentage weight exceeding 4.75% is capped at 44.5%. In each case, the excess weight is allocated proportionally to all Index Components whose percentage weight is not capped.
2.	The percentage weight of the Index Components that do not fulfill the average daily value traded requirements is adjusted appropriately. The excess weight is allocated proportionally to all Index components whose percentage weight is not capped. This is carried out by implementing the shares as determined based on the weights calculated on the Selection Day or Review Day.
3.	Notwithstanding the foregoing, the Index Committee may decide on an Evaluation Day that if the current index composition and weightings are still compliant with applicable financial product regulations and if the Solactive Global Lithium Index still validly represents the lithium market (in particular, no Index Components need to be added or removed) that there will be no change to the composition or weightings on the upcoming Adjustment Day or Review Adjustment Day, as applicable.

After the new weights are determined, the capping process described below under “Continuous Listing Standard Review” will be applied

Continuous Listing Standard Review

On each Monitoring Selection Day (as defined below), the index composition will be reviewed for a breach of the following criteria (the “Continuous Listing Standards”):

1.	The maximum weight of the top Index Component must not be larger than 25%. If this criterion is breached, the stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.
2.	The maximum aggregate weight of the top 5 Index Components must not exceed 60%. If this criterion is breached, the stocks will be proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.
3.	The maximum weight of Index Components with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months) and US$25 million monthly average daily traded value (monthly average of the previous 6 months) must not exceed 30%. If this criterion is breached, the stocks with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months) and US$25 million monthly average traded value (monthly average of the previous 6 months) will be proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.
4.	The maximum weight of Index Components with a full-market capitalization below US$100 million must not account for more than 10%. If this criterion is breached, stocks with market capitalization below US$100 million will be proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process will be repeated until no Continuous Listing Standards are breached. In the event that the Continuous Listing Standards cannot be satisfied using the buffers described above, the weighting will be reviewed by the Index Committee. After the review, the decision will be announced publicly.

The “Monitoring Selection Day” is the business day that is ten business days before the Monitoring Adjustment Day. The “Monitoring Adjustment Day” is the last trading day in January, April, July and October.

Calculation of the Solactive Global Lithium Index

Index Formula

The Solactive Global Lithium Index is a net total return index, which seeks to replicate the overall return from holding a portfolio of the Index Components, with payments, such as dividends, reflected after the deduction of any withholding tax or other amounts an investor holding the Index Components would typically be exposed to.

The Solactive Global Lithium Index’s index level on a given business day is calculated as follows:

The sum of the market capitalization of the Index Components is divided by the divisor, which is a mathematical factor defined at the inception of the Solactive Global Lithium Index. The divisor is adjusted by certain corporate actions and index rebalances. Additionally, dividends paid by any Index Component are applied across the entire basket by changing the divisor.

with

Si,t	=	total number of shares of the Index Component i on trading day t
Pi,t	=	price of the Index Component i on trading day t
fi,t	=	foreign exchange rate of the Index Component i on trading day t
WCFi,t	=	Weighting Cap Factor of the Index Component i on trading day t
FFFi,t	=	Free Float Factor of the Index Component i on trading day t
Dt	=	Divisor on trading day t

Adjustments

The Solactive Global Lithium Index will need to be adjusted for systematic changes in prices once they become effective. This will require the new number of shares of the affected Index Component to be calculated on an ex-ante basis. Following the Index Committee’s decision, the Solactive Global Lithium Index may be adjusted for distributions, capital increases, right issues, splits, par value conversions and capital reductions.

Currency conversion

For intraday calculation of the Solactive Global Lithium Index, prices of Index Components not in U.S. dollars are converted using the current Intercontinental Exchange spot foreign exchange rate. Should there be no current price available for an Index Component, the most recent price or the trading price for the preceding trading day is used in the calculation. For the daily index closing value calculation, trading prices of Index Components not in U.S. dollars are converted using the 4pm London time WM Fixing quoted by Reuters. If there is no 4pm London time WM Fixing for the relevant business day, the last available 4pm London time WM Fixing will be used for the index closing value calculation.

Index Maintenance

Ordinary Adjustments

The composition of the Solactive Global Lithium Index is reviewed on each Selection Day. Solactive will publish any changes made to the Index Components with sufficient notice before the relevant Adjustment Day.

Extraordinary Adjustments

If a company included in the Solactive Global Lithium Index is removed from the Solactive Global Lithium Index between two Adjustment Days due to an extraordinary event (such as a merger, a takeover bid, a delisting, the nationalization of a company or insolvency), if necessary, the Index Committee will designate a successor. The Solactive Global Lithium Index will be adjusted that same day. This will be announced by Solactive after the close of business on the day on which the new composition of the Solactive Global Lithium Index is determined by the Index Committee.

Corporate Actions

Following the announcement by a company included in the Solactive Global Lithium Index of the terms and conditions of a corporate action, Solactive, the current “Index Administrator,” determines whether such corporate action has a dilution, concentration or other effect on the price of the Index Component. The Index Administrator will then make the necessary adjustments to the affected Index Component and/or the formula for calculating the Solactive Global Lithium Index and/or to other terms and conditions in the index rules for the Solactive Global Lithium Index that they deem appropriate in order to take into account the dilution, concentration or other effect and will determine the date on which this adjustment will be effective.

Amongst other things, the Index Administrator can take into account the adjustment made by an Affiliated Exchange (as defined below) as a result of the corporate actions with regard to option and future contracts on the respective share traded on this Affiliated Exchange. An “Affiliated Exchange” is, with regard to an Index Component, an exchange, trading or quotation system on which options and futures contracts on the Index Component in question are traded, as specified by the Index Administrator.

Index Oversight

A committee composed of staff from Solactive (the “Index Committee”) is responsible for any amendments to the rules of governing the Solactive Global Lithium Index. Any amendment to these rules must be submitted to the Index Committee for prior approval and will be made in compliance with Solactive’s methodology policy. The methodology of the Solactive Global Lithium Index is subject to regular review, at least annually. In case a need of a change of the methodology has been identified within this review, this change will be made in accordance with Solactive’s methodology policy.